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                       Dime Bancorp, Inc. and Subsidiaries
                                   Exhibit 12
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                             For the                      For the
                                                                        Three Months Ended           Nine Months Ended
                                                                          September 30,                September 30,
                                                                      -----------------------      ----------------------
                                                                         1999          1998          1999          1998
                                                                       --------      --------      --------      --------
Excluding Interest on Deposits from Fixed Charges
Earnings:
    Income before income taxes and extraordinary items                 $ 97,849      $ 94,041      $287,983      $263,916
    Fixed charges                                                        95,636        81,743       265,948       272,950
                                                                       --------      --------      --------      --------
            Total earnings as adjusted                                 $193,485      $175,784      $553,931      $536,866
                                                                       ========      ========      ========      ========

Fixed charges:
    Interest expense on borrowed funds                                 $ 91,753      $ 78,523      $254,643      $263,620
    Portion of rent expense deemed representative
      of interest factor (1)                                              3,883         3,220        11,305         9,330

                                                                       --------      --------      --------      --------
            Total fixed charges                                        $ 95,636      $ 81,743      $265,948      $272,950
                                                                       ========      ========      ========      ========

Ratio of earnings to fixed charges excluding interest on deposits         2.02x         2.15x         2.08x         1.97x


Including Interest on Deposits in Fixed Charges
Earnings:
    Income before income taxes and extraordinary items                 $ 97,849      $ 94,041      $287,983      $263,916
    Fixed charges                                                       213,394       219,888       620,059       689,160
                                                                       --------      --------      --------      --------
            Total earnings as adjusted                                 $311,243      $313,929      $908,042      $953,076
                                                                       ========      ========      ========      ========

Fixed charges:
    Interest expense on borrowed funds                                 $ 91,753      $ 78,523      $254,643      $263,620
    Interest expense of deposits                                        117,758       138,145       354,111       416,210
    Portion of rent expense deemed representative
      of interest factor (1)                                              3,883         3,220        11,305         9,330

                                                                       --------      --------      --------      --------
            Total fixed charges                                        $213,394      $219,888      $620,059      $689,160
                                                                       ========      ========      ========      ========

Ratio of earnings to fixed charges including interest on deposits         1.46x         1.43x         1.46x         1.38x
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(1)     Represents one-third of total rent expense.